Exhibit 5.4

May 18, 2020

Board of Directors

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

Beazer Homes USA, Inc. and Co-Registrants

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Virginia counsel to Elysian Heights Potomia, LLC, a Virginia limited liability company (“Elysian”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by Beazer Homes USA, Inc., a Delaware corporation (the “Parent”), and certain direct and indirect subsidiaries of the Parent, including Elysian, identified in the Registration Statement as co-registrants (such direct and indirect subsidiaries of the Parent collectively referred to herein as the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time by the Parent of (i) the Parent’s senior debt securities (“Senior Debt Securities”) and subordinated debt securities (“Subordinated Debt Securities” and together with the Senior Debt Securities, the “Debt Securities”), (ii) shares of common stock, par value $0.001 per share, of the Parent (the “Common Shares”), (iii) shares of preferred stock, par value $0.01 per share, of the Parent (the “Preferred Shares”), (iv) the Parent’s depositary shares representing an interest in a fractional share of preferred stock (the “Depositary Shares”), (v) warrants to purchase Common Shares, Preferred Shares, Debt Securities or other securities of the Parent (the “Warrants”), (vi) rights to purchase Common Shares, Preferred Shares, Depositary Shares or Debt Securities (the “Rights”), (vii) stock purchase contracts (the “Stock Purchase Contracts”) and stock purchase units (the “Stock Purchase Units”), (viii) units representing an interest in one or more securities registered thereby (the “Units”) and (ix) guarantees of the Parent’s Debt Securities by the Guarantors (the “Guarantees”, and together with the Debt Securities, Common Shares, Preferred Shares, Depositary Shares, Warrants, Rights, Stock Purchase Contracts, Stock Purchase Units and Units, the “Offered Securities”), having an aggregate maximum offering price not to exceed $500,000,000.

The Offered Securities may be issued and sold from time to time in multiple transactions pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act and as set forth in the Registration Statement, any amendments thereto, the prospectus contained therein and any amendments or supplements thereto. The Debt Securities and any Guarantees will be issued pursuant to one or more indentures to be entered into between the Parent, the Guarantor parties thereto and the trustee thereunder (each, an “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate or limited liability company records, certificates of corporate or limited liability company officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including (i) the articles of organization and the operating agreement of Elysian, each as amended through the date hereof, (ii) the resolutions of the Parent dated May 6, 2020, (iii) the certificate of fact issued by the State Corporation Commission of the Commonwealth of Virginia on May 15, 2020 with respect to Elysian (the “Good Standing Certificate”), (iv) an officer’s certificate of the Parent, dated as of the date hereof with respect to certain facts related to Elysian and the limited liability company records of Elysian (“the Officer’s Certificate”), and (v) the Registration Statement.

For purposes of the opinions expressed below, we have assumed (a) the authenticity of all documents submitted to us as originals, (b) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (c) the legal capacity of natural persons, (d) the genuineness of signatures and the completion of all deliveries not witnessed by us and (e) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by Elysian).

As to factual matters, we have relied upon the documents furnished to us by the Parent, the certificates and other comparable documents of officers and representatives of the Parent and certificates of public officials, without independent verification of their accuracy.

We express no opinion as to the law of any jurisdiction other than the laws of the Commonwealth of Virginia.

Based upon the foregoing, and such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth below, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that:

1.    Elysian has been duly formed and is validly existing under the laws of the Commonwealth of Virginia.

2.    With respect to any Guarantee by Elysian, Elysian has the limited liability company power and authority to authorize the applicable Indenture (or other document evidencing such Guarantee) and the issuance and sale of such Guarantee and, when the sole member of Elysian has taken all necessary limited liability company action to authorize and approve the applicable Indenture (or other document evidencing such Guarantee) and the issuance and sale of such Guarantee, Elysian will have the limited liability company power and authority to execute and deliver the applicable Indenture (or other document evidencing such Guarantee) and to execute, issue and deliver such Guarantee.

The opinion with respect to due formation and valid existence expressed in paragraph 1 above is based solely on the Good Standing Certificate and the Officer’s Certificate.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. King & Spalding LLP, as counsel to the Parent, is entitled to rely on the opinions set forth in this letter for purposes of the opinion it proposes to deliver to you on the date hereof with respect to the legality and validity of the Guarantees being issued under the Registration Statement.

This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Parent, the Guarantors or the Offered Securities. This opinion letter is rendered as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/  Vinson & Elkins L.L.P.